<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
       February 2008
       Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated April 2, 2007 and the Prospectus Supplement dated December 17, 2007.
                                                         Issued: March 31, 2008
[LOGO]
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                                INCEPTION-
                                                                                                                 TO-DATE
            1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005  2006   2007    2008     RETURN
FUND         %       %    %    %    %      %       %     %       %      %     %      %     %      %       %         %
---------------------------------------------------------------------------------------------------------------------------
Charter
 Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    3.1  (15.0)   0.8      12.2
                                                              (3 mos.)                                 (2 mos.)
---------------------------------------------------------------------------------------------------------------------------
Charter
 Aspect..   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6) 10.5   4.4     13.5     105.9
          (10 mos.)                                                                                    (2 mos.)
---------------------------------------------------------------------------------------------------------------------------
Charter
 Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)  4.6   13.2    9.4      141.0
                                        (10 mos.)                                                      (2 mos.)
---------------------------------------------------------------------------------------------------------------------------
Charter
 WCM.....    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)  (2.4)  10.4    11.2     25.3
                                        (10 mos.)                                                      (2 mos.)
---------------------------------------------------------------------------------------------------------------------------

           COMPOUND
          ANNUALIZED
            RETURN
FUND          %
--------------------
Charter
 Campbell    2.1
--------------------
Charter
 Aspect..    5.3
--------------------
Charter
 Graham..    10.3
--------------------
Charter
 WCM.....    2.5
--------------------

DEMETER MANAGEMENT CORPORATION
522 Fifth Avenue, 13th Floor
New York, NY 10036
Telephone (212) 296-1999
Morgan Stanley Charter Series
Monthly Report
February 2008
Dear Limited Partner:
 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Funds as of February 29, 2008 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $11.22   1.34%
                       ---------------------------------
                       Charter Aspect   $20.59   7.78%
                       ---------------------------------
                       Charter Graham   $24.10   7.70%
                       ---------------------------------
                       Charter WCM      $12.53   7.52%
                       ---------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
 The trading results by sector chart indicates the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below the chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.
 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.
Sincerely,
/s/ Walter J. Davis
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter Aspect L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter WCM L.P.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                     [CHART]
                Month ended February 29, 2008   YTD ended February 29, 2008
                -----------------------------   ---------------------------
Currencies                   1.64%                       -0.23%
Global Interest Rates       -0.09%                       -0.24%
Global Stock Indices         0.36%                        2.18%
Energies                    -0.07%                        0.01%
Metals                      -0.01%                        0.05%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund recorded gains across the currency and global stock index sectors. These gains were partially offset by losses incurred in the global interest rate sector. Trading results in the energy and metals sectors were essentially flat and had no material effect on the overall Fund performance for the month.
Within the currency sector, long positions in the Australian dollar, euro, Canadian dollar, and New Zealand dollar versus the U.S. dollar resulted in gains as the value of the U.S. dollar moved lower against most of its rivals after weaker-than-expected manufacturing data from the Federal Reserve Bank of Philadelphia reignited fears of an economic slowdown in the U.S. The value of the U.S. dollar continued to decline after U.S. government reports showed a rise in unemployment and slower-than-expected fourth quarter Gross Domestic Product growth. Additionally, the value of the "commodity currencies", namely the Australian dollar, New Zealand dollar, and Canadian dollar, moved higher amid consistently rising global commodity prices.
Within the global stock index sector, short positions in U.S. and European equity index futures experienced gains as prices decreased amid weak corporate earnings reports and mounting concerns regarding slowing global economic growth. MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)
Within the global interest rate sector, long positions in British fixed-income futures recorded losses as prices declined in the beginning of the month amid speculation that accelerating inflation may prevent the Bank of England from cutting interest rates. Additional losses were incurred from long positions in short-term Australian fixed-income futures as prices decreased on speculation that the Reserve Bank of Australian may continue to raise interest rates amid rising commodity prices.
MORGAN STANLEY CHARTER ASPECT L.P.
                                    [CHART]
                 Month ended February 29, 2008     YTD ended February 29, 2008
                 -----------------------------     ---------------------------
Currencies                     1.71%                          1.32%
Global Interest Rates          1.54%                          6.28%
Global Stock Indices           0.23%                          1.61%
Energies                       1.93%                         -0.55%
Metals                         0.94%                          1.15%
Agriculturals                  3.81%                          6.13%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund recorded gains across the agricultural, energy, currency, global interest rate, metals, and global stock index sectors.
Within the agricultural sector, long futures positions in the soybean complex and corn experienced gains as prices moved higher amid speculation that demand from China may climb after severe winter storms damaged some of the nation's major crops. Meanwhile, long positions in coffee futures resulted in gains as prices increased on worries regarding future supplies from Brazil, the world's largest coffee producer. Elsewhere, long positions in cocoa futures recorded gains as prices rose amid speculation that dry weather in the Ivory Coast, the world's largest cocoa grower, may have damaged crops. Furthermore, long positions in sugar futures experienced gains as prices rose amid persistent demand for alternative biofuels.
Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices increased due to speculation that OPEC may cut production at its next meeting, forecasts of cold weather and heavy snow in the U.S. Northeast, and ongoing geopolitical concerns in the Middle East.
MORGAN STANLEY CHARTER ASPECT L.P.
(continued)
Within the currency sector, long positions in the euro, Swiss franc, Australian dollar, and New Zealand dollar versus the U.S. dollar resulted in gains as the value of the U.S. dollar moved lower against most of its rivals after weaker-than-expected manufacturing data from the Federal Reserve Bank of Philadelphia reignited fears of an economic slowdown in the U.S. The value of the U.S. dollar continued to decline after U.S. government reports showed a rise in unemployment and slower-than-expected fourth quarter Gross Domestic Product growth. Additionally, the value of the "commodity currencies", namely the Australian dollar and New Zealand dollar, moved higher amid consistently rising global commodity prices.
Within the global interest rate sector, long positions in U.S., Japanese, Canadian, and German fixed-income futures resulted in gains as prices moved higher in a continued "flight-to-quality" amid weakness in global equity markets and the aforementioned data indicating slower economic growth. Additional gains were experienced within the metals markets from long futures positions in silver and gold as prices increased due to a declining U.S. dollar and concerns of accelerating global inflation.
Smaller gains were recorded within the global stock index sector from short positions in U.S. and European equity index futures as prices decreased amid weak corporate earnings reports and mounting concerns regarding slowing global economic growth.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                   Month ended February 29, 2008     YTD ended February 29, 2008
                   -----------------------------     ---------------------------
Currencies                     0.33%                          -1.17%
Global Interest Rates          1.14%                           2.48%
Global Stock Indices           0.79%                           2.91%
Energies                       2.22%                           1.67%
Metals                         0.71%                           0.65%
Agriculturals                  2.71%                           3.26%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund recorded gains across the agricultural, energy, global interest rate, global stock index, metals, and currency sectors.
Within the agricultural sector, long futures positions in the soybean complex and corn experienced gains as prices moved higher amid speculation that demand from China may climb after severe winter storms damaged some of the nation's major crops. Meanwhile, long positions in coffee futures resulted in gains as prices increased on worries regarding future supplies from Brazil, the world's largest coffee producer. Elsewhere, long positions in wheat futures recorded gains as prices rose to a record high on expectations that stockpiles may fall to a 30-year low.
Within the energy markets, long futures positions in crude oil and its related products experienced gains as prices increased due to speculation that OPEC may cut production at its next meeting, forecasts of cold weather and heavy snow in the U.S. Northeast, and ongoing geopolitical concerns in the Middle East. Additionally, long positions in natural gas futures recorded gains as prices rose amid expectations of a rise in demand and news that U.S. inventories fell more than forecast.
MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)
Within the global interest rate sector, long positions in U.S. and European fixed-income futures resulted in gains as prices moved higher due to continued weakness in the global equity markets and worse-than-expected U.S. economic data, which increased speculation that the U.S. economy may be headed for a recession.
Within the global stock index sector, short positions in U.S. and European equity index futures recorded gains as prices decreased amid weak corporate earnings reports and mounting concerns regarding slowing global economic growth. Additional gains were experienced within the metals markets from long futures positions in gold and silver as prices increased due to a declining U.S. dollar and concerns of accelerating global inflation. Elsewhere in the metals complex, long positions in aluminum futures resulted in gains as prices moved higher following reports of diminishing inventories amid rising demand from China and India.
Smaller gains were experienced within the currency sector from long positions in the Colombian peso, Australian dollar, Brazilian real, Mexican peso, and New Zealand dollar versus the U.S. dollar as the value of the U.S. dollar moved lower against these currencies after weaker-than-expected manufacturing data from the Federal Reserve Bank of Philadelphia reignited fears of an economic slowdown in the U.S. The value of the U.S. dollar continued to decline after U.S. government reports showed a rise in unemployment and slower-than-expected fourth quarter Gross Domestic Product growth. Conversely, the value of the "commodity currencies", namely the Australian dollar and New Zealand dollar, moved higher amid consistently rising global commodity prices.
MORGAN STANLEY CHARTER WCM L.P.
                                    [CHART]
                   Month ended February 29, 2008    YTD ended February 29, 2008
                   -----------------------------    ---------------------------
Currencies                      1.57%                         2.21%
Global Interest Rates           0.36%                         4.36%
Global Stock Indices            0.18%                        -1.75%
Energies                        1.92%                         1.32%
Metals                          1.18%                         2.36%
Agriculturals                   4.42%                         5.61%
Note:Reflects trading results only and does not include fees or interest income. During the month, the Fund recorded gains across the agricultural, energy, currency, metals, global interest rate, and global stock index sectors.
Within the agricultural sector, long futures positions in the soybean complex and corn experienced gains as prices moved higher amid speculation that demand from China may climb after severe winter storms damaged some of the nation's major crops. Meanwhile, long positions in coffee futures resulted in gains as prices increased on worries regarding future supplies from Brazil, the world's largest producer. Elsewhere, long positions in wheat futures recorded gains as prices rose to a record high on expectations that stockpiles may fall to a 30-year low.
Within the energy markets, long futures positions in crude oil and its related products recorded gains as prices increased due to speculation that OPEC may cut production at its next meeting, forecasts of cold weather and heavy snow in the U.S. Northeast, and ongoing geopolitical concerns in the Middle East.
MORGAN STANLEY CHARTER WCM L.P.
(continued)
Within the currency sector, long positions in the euro, Swiss franc, Australian dollar, and Canadian dollar versus the U.S. dollar resulted in gains as the value of the U.S. dollar moved lower against most of its rivals after weaker-than-expected manufacturing data from the Federal Reserve Bank of Philadelphia reignited fears of an economic slowdown in the U.S. The value of the U.S. dollar continued to decline after U.S. government reports showed a rise in unemployment and slower-than-expected fourth quarter Gross Domestic Product growth. Additionally, the value of the "commodity currencies", namely the Australian dollar and Canadian dollar, moved higher amid consistently rising global commodity prices.
Within the metals markets, long futures positions in platinum and silver recorded gains as prices increased due to a declining U.S. dollar and concerns of accelerating global inflation. Elsewhere in the metals complex, long positions in copper futures resulted in gains as prices moved higher following reports of diminishing inventories amid rising demand from China and India. Additional gains were experienced within the global interest rate sector from long positions in U.S. fixed-income futures as prices moved higher in a continued "flight-to-quality" amid weakness in global equity markets and the aforementioned data indicating slower economic growth.
Smaller gains were recorded within the global stock index sector from short positions in European and U.S. equity index futures as prices decreased amid weak corporate earnings reports and mounting concerns regarding slowing global economic growth.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED FEBRUARY 29, 2008 (UNAUDITED)

                                   MORGAN STANLEY               MORGAN STANLEY               MORGAN STANLEY
                               CHARTER CAMPBELL L.P.         CHARTER ASPECT L.P.          CHARTER GRAHAM L.P.
                            ---------------------------  ---------------------------  ---------------------------
                                         PERCENTAGE OF                PERCENTAGE OF                PERCENTAGE OF
                                        FEBRUARY 1, 2008             FEBRUARY 1, 2008             FEBRUARY 1, 2008
                                           BEGINNING                    BEGINNING                    BEGINNING
                              AMOUNT    NET ASSET VALUE    AMOUNT    NET ASSET VALUE    AMOUNT    NET ASSET VALUE
                            ----------  ---------------- ----------  ---------------- ----------  ----------------
                                $              %             $              %             $              %
INVESTMENT INCOME
  Interest income (Note 2)     538,379         .21          281,401         .20          885,865         .20
                            ----------        ----       ----------       -----       ----------        ----
EXPENSES
  Brokerage fees (Note 2)    1,286,680         .50          720,127         .50        2,227,446         .50
  Management fees              568,285         .22          240,043         .16          742,482         .16
  Incentive fees                --             --         2,730,295        1.90           --             --
                            ----------        ----       ----------       -----       ----------        ----
   Total Expenses            1,854,965         .72        3,690,465        2.56        2,969,928         .66
                            ----------        ----       ----------       -----       ----------        ----
NET INVESTMENT LOSS         (1,316,586)       (.51)      (3,409,064)      (2.36)      (2,084,063)       (.46)
                            ----------        ----       ----------       -----       ----------        ----
TRADING RESULTS
Trading profit (loss):
  Realized                   2,273,031         .88        6,135,915        4.26        7,096,716        1.59
  Net change in unrealized   2,492,914         .97        8,475,731        5.88       29,290,021        6.57
                            ----------        ----       ----------       -----       ----------        ----
   Total Trading Results     4,765,945        1.85       14,611,646       10.14       36,386,737        8.16
                            ----------        ----       ----------       -----       ----------        ----
NET INCOME                   3,449,359        1.34       11,202,582        7.78       34,302,674        7.70
                            ==========        ====       ==========       =====       ==========        ====

                                   MORGAN STANLEY
                                  CHARTER WCM L.P.
                            ---------------------------
                                         PERCENTAGE OF
                                        FEBRUARY 1, 2008
                                           BEGINNING
                              AMOUNT    NET ASSET VALUE
                            ----------  ----------------
                                $              %
INVESTMENT INCOME
  Interest income (Note 2)     168,250         .19
                            ----------       -----
EXPENSES
  Brokerage fees (Note 2)      453,099         .50
  Management fees              151,033         .17
  Incentive fees             1,660,614        1.83
                            ----------       -----
   Total Expenses            2,264,746        2.50
                            ----------       -----
NET INVESTMENT LOSS         (2,096,496)      (2.31)
                            ----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                   6,022,390        6.65
  Net change in unrealized   2,884,811        3.18
                            ----------       -----
   Total Trading Results     8,907,201        9.83
                            ----------       -----
NET INCOME                   6,810,705        7.52
                            ==========       =====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED FEBRUARY 29, 2008 (UNAUDITED)

                              MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                           CHARTER CAMPBELL L.P.                 CHARTER ASPECT L.P.                   CHARTER GRAHAM L.P.
                   ------------------------------------- ------------------------------------ ----------------------------
                        UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                   --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                        $          $                         $          $                          $
Net Asset Value,
 February 1, 2008  23,240,811.903  257,336,086   11.07   7,539,531.359  144,025,318   19.10   19,904,708.871  445,489,150
Net Income               --          3,449,359     .15         --        11,202,582    1.49         --         34,302,674
Redemptions        (1,159,470.758) (13,009,262)  11.22     (92,697.960)  (1,908,651)  20.59     (330,225.113)  (7,958,425)
Subscriptions            --             --        --       156,471.279    3,221,744   20.59      223,865.757    5,395,165
                   --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 February 29, 2008 22,081,341.145  247,776,183   11.22   7,603,304.678  156,540,993   20.59   19,798,349.515  477,228,564
                   ==============  ===========           =============  ===========           ==============  ===========

                                       MORGAN STANLEY
                                      CHARTER WCM L.P.
                   ---------------------------------------------
                   PER UNIT     UNITS         AMOUNT    PER UNIT
                   -------- -------------  -----------  --------
                      $                         $          $
Net Asset Value,
 February 1, 2008   22.38   7,775,943.980   90,619,877   11.65
Net Income           1.72         --         6,810,705     .88
Redemptions         24.10     (68,168.247)    (854,148)  12.53
Subscriptions       24.10     499,906.370    6,263,827   12.53
                            -------------  -----------
Net Asset Value,
 February 29, 2008  24.10   8,207,682.103  102,840,261   12.53
                            =============  ===========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter Aspect L.P. ("Charter Aspect"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter WCM L.P. ("Charter WCM") (individually, a "Partnership", and collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. credits each Partnership with interest income on 100% of its average daily funds held at MS&Co. and MSIP to meet margin requirements at a rate approximately equivalent to what the commodity brokers pay other similar customers on margin deposits. In addition, MS&Co. credits at each month end each Partnership with interest income on 100% of such Partnership's assets not deposited as margin at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during the month. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership, except Charter Campbell, are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their Units among Charter Aspect, Charter
Graham, and Charter WCM (subject to certain restrictions outlined in the
Limited Partnership Agreements) without paying additional charges. DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter Aspect will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter WCM will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to MS&Co. as described in Note 1. Each Partnership's cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
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3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter Aspect L.P.
  Aspect Capital Limited ("Aspect")
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter WCM L.P.
  Winton Capital Management Limited ("Winton")
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter Aspect, Charter Graham, and Charter WCM each pays its trading advisor a flat-rate monthly fee equal to 1/6 of 1% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits paid on a monthly basis.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
  Charter Aspect and Charter WCM each pays an incentive fee to Aspect and Winton, respectively, based upon the performance of each trading advisor beginning December 1, 2006, without regard to any losses incurred by the prior trading advisor(s).
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
This report is based on information from multiple sources and Morgan Stanley makes no representation as to the accuracy or completeness of information from sources outside of Morgan Stanley.
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